Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-33374, 333-126236 and 333-163804) of Appliance Recycling Centers of America, Inc. of our report dated March 17, 2010 which appears on page 34 of this annual report on Form 10-K for the fiscal year ended January 2, 2010.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP
Minneapolis, Minnesota
March 17, 2010